Exhibit 10.5

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.

FIRST AMENDMENT TO
SECOND AMENDED AND RESTATED DISTRIBUTION AGREEMENT
This First Amendment to Second Amended and Restated Distribution Agreement (this “Amendment”) is between The Medicines Company, a Delaware corporation with offices at 8 Sylvan Way, Parsippany, NJ 07054 (“MDCO”), and Integrated Commercialization Solutions, Inc., a California corporation with offices at 3101 Gaylord Parkway, Frisco, TX 75034 (the “Distributor”). This Amendment is effective as of July 1, 2011 (the “Amendment Effective Date”).
RECITALS

A.	MDCO and Distributor are parties to a Second Amended and Restated Distribution Agreement effective as of October 1, 2010 (the “Agreement”);

B.	Pursuant to the Agreement, among other things, MDCO engaged Distributor to perform distribution services for certain of MDCO’s pharmaceutical products; and

C.	The parties now wish to amend the Agreement in certain respects.
AMENDMENT
NOW THEREFORE, the parties agree as follows:

1.
Defined Terms. Capitalized terms in this Amendment that are not defined in this Amendment have the meanings given to them in the Agreement. If there is any conflict between the Agreement and any provision of this Amendment, this Amendment will control.

2.	Confidentiality. Section 8.0 of the Agreement is deleted in its entirety and replaced with the following:
The terms and conditions of the Mutual Non-Disclosure provisions set forth on Schedule A are incorporated by reference herein.

3.	Schedule A. Schedule A to the Agreement is deleted in its entirety and replaced with the attached Revised Schedule A.

4.	Section 16.0. A new Section 16.0 is added to the Agreement as follows:
16.0 Trademark and Intellectual Property

16.1
The Parties acknowledge that Distributor has performed the services set forth in Section 3.3 under the trade name “The Medicines Company Direct” and using registered trademarks belonging to MDCO, and that MDCO authorized and consented to Distributor performing these services and activities in this manner. Distributor expressly acknowledges and agrees that such prior use did not and does not confer to Distributor any patent right, copyright right, trademark right or other proprietary right of MDCO, and that MDCO is the exclusive owner of all such rights.

16.2
Effective on July 1, 2011 (the “Transition Date”), Distributor will cease using the trade name “The Medicines Company Direct” or any trademark, source mark, logo, name, word, phrase, symbol, design, or image belonging to MDCO, or any combination of these elements (individually and collectively referred to as “MDCO Mark”), for any purpose, except as provided in Section 16.4. For clarification only, Distributor hereby conveys to MDCO all right, title and interests of any kind, including all associated good will, to the mark “The Medicines Company Direct” and any registrations or applications for registration of such mark, and the right to recover for past infringement of such mark. Distributor agrees that it will not attach the title of MDCO in and to any MDCO Mark. Distributor will file appropriate withdrawals of any assumed name or DBA certificates with state regulatory authorities.

16.3
MDCO hereby grants a limited, non-exclusive, royalty-free, non-transferable license to Distributor to use the MDCO Mark in the Territory solely in Distributor’s performance of the obligations contemplated under this Agreement. The license granted in this Section 16.3 shall terminate effective on the Transition Date, except with respect to the matter described in Section 16.4.

16.4
Distributor has previously informed customers and regulators that drug pedigrees for Products sold before the Transition Date are available at www.themedicinescompanydirect.com. MDCO acknowledges that, to enable Distributor to remain in compliance with applicable pedigree lawss Distributor will be permitted to redirect customers that attempt to access that website to Distributor’s standard pedigree website, www.TMCDirectOrders.com.

5.	Exhibit D. Section E of Exhibit D of the Agreement is deleted in its entirety and replaced with the following:
Early Renewal Incentive. In recognition of MDCO’s early renewal of agreement, Distributor will reduce all monthly invoices for the term of this Agreement by an amount equal to $[**] or $[**] over [**] months.

6.	No Other Changes. Except as otherwise provided in this Amendment, the terms and conditions of the Agreement will continue in full force, nothing in the Amendment modifies any term or provision in the Agreement or the Continuing Guaranty.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Amendment Effective Date.
INTEGRATED COMMERCIALIZATION    THE MEDICINES COMPANY
SOLUTIONS, INC.

By: /s/ Doug Cook	By: /s/ Tanya Quinn
Name: Doug Cook	Name: Tanya Quinn
Title: VP, General Manager	Title: VP, Global Distribution & Customer Service

Revised Schedule A
Mutual Non-Disclosure Provisions
1.    Definition of Confidential Information. “Confidential Information”‘ means any confidential or proprietary information that is disclosed or made available by one party (“Disclosing Party”) to the other party (“Recipient”), whether in writing or other tangible form, orally or otherwise. Confidential Information includes (a) information about customers, processes, systems, strategic plans, business plans, operating data, financial information and other information and (b) any analysis, compilation, study or other material prepared by Recipient (regardless of the form in which it is maintained) that contains or otherwise reflects any information disclosed or made available by Disclosing Party to Recipient.
2.    Exclusions from Confidential Information. Confidential Information does not include information that:
(a)    at the time of disclosure to Recipient, is generally available to the public;
(b)    after disclosure to Recipient, becomes generally available to the public other than as a result of a breach of this Schedule A by Recipient (including any of its affiliates);
(c)    Recipient can establish was already in its possession at the time the information was received from Disclosing Party if its source was not known by Recipient to be bound to an obligation of confidentiality with respect to such information;
(d)    Recipient receives from a third party if its source was not known by Recipient to be bound to an obligation of confidentiality with respect to such information; or
(e)    Recipient can establish was developed independently by Recipient without use, directly or indirectly, of any Confidential Information.
3.    Limitations on Disclosure and Use. Confidential Information must be kept strictly confidential and may not be disclosed or used by Recipient except as specifically permitted by this Schedule A or as specifically authorized in advance in writing by Disclosing Party. Recipient may not take any action that causes Confidential Information to lose its confidential and proprietary nature or fail to take any reasonable action necessary to prevent any Confidential Information from losing its confidential and proprietary nature. Recipient will limit access to Confidential Information to its employees, officers, directors or other authorized representatives (or those of its affiliates) who (a) need to know such Confidential Information in connection with the Agreement and (b) are obligated to Recipient to maintain Confidential Information under terms and conditions at least as stringent as those under this Schedule A. Recipient will inform all such persons of the confidential and proprietary nature of Confidential Information and will take all reasonable steps to ensure they do not breach their confidentiality obligations, including taking any steps Recipient would take to protect its own similarly confidential information. Recipient will be responsible for any breach of confidentiality obligations by such persons.

4.    Ownership. All Confidential Information and derivations of Confidential Information wdll remain the sole and exclusive property of Disclosing Party and, except as provided, no license or other right to it will be implied by this Schedule A. If Recipient has prepared any analysis, compilation, study or other material (regardless of form) that contains or otherwise reflects any Confidential Information, then such material will be owned solely by Disclosing Party and treated as its Confidential Information under this Schedule A.
5.    Return or Destruction of Confidential Information. Upon Disclosing Party’s request, Recipient will promptly deliver to Disclosing Party or destroy all Confidential Information (including material that contains or otherwise reflects Confidential Information) in its custody or control and will deliver it to Disclosing Party within ten (10) business days after such request or deliver a written statement from a corporate officers certifying it has destroyed all of Disclosing Party’s Confidential Information. Unless authorized in writing by Disclosing Party, Recipient will not retain any copy, extract or summary of Confidential Information (including material that contains or otherwise reflects Confidential Information).
6.    Equitable Relief. Each party acknowledges that, when it is Recipient, money damages would not be a sufficient remedy for Disclosing Party in the event of any breach of the non-disclosure and confidentiality provisions of this Schedule A and that Disclosing Party is entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach. Recipient further agrees to waive any requirement for the posting of any bond in connection with any such remedy. Such remedy will be in addition to any other available remedies at law or in equity.
7.    Disclosures Required by Law. If Recipient is required by law to disclose any Confidential Information, Recipient will give Disclosing Party prompt notice and will use all reasonable means to obtain confidential treatment for any Confidential Information that it is required to disclose before making any such disclosure. If Recipient cannot assure confidential treatment and it has exhausted all reasonable efforts to do so, Recipient may disclose Confidential Information if in its good faith judgment it is required by law to disclose the information it discloses.